As filed with the Securities and Exchange Commission on July 2, 2020

Registration No. 333-239007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LEMONADE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	32-0469673 (IRS Employer Identification No.)

5 Crosby Street, 3rd Floor, New York, New York 10013

(Address of Principal Executive Offices)        (ZIP Code)

LEMONADE, INC. 2020 INCENTIVE AWARD PLAN

LEMONADE, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED 2015 INCENTIVE SHARE OPTION PLAN

(Full title of the plan)

TIM BIXBY

CHIEF FINANCIAL OFFICER

LEMONADE, INC.

5 CROSBY STREET, 3rd FLOOR

NEW YORK, NEW YORK 10013

(Name and address of agent for service)

(844) 733-8666

(Telephone number, including area code, of agent for service)

Copy to:

MARC D. JAFFE
RACHEL W. SHERIDAN

LATHAM & WATKINS LLP

885 Third Avenue

New York, NY 10022-4834

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock
2020 Incentive Award Plan	3,750,000 (2)	$29.00 (6)	$108,750,000.00	$14,115.75
2020 Employee Stock Purchase Plan	1,000,000 (3)	$29.00 (6)	$29,000,000.00	$3,764.20
Amended and Restated 2015 Incentive Share Option Plan	1,753,678 (4)	$29.00 (6)	$50,856,662.00	$6,601.19
Amended and Restated 2015 Incentive Share Option Plan	4,575,020 (5)	$15.06 (7)	$68,899,801.20	$8,943.19
Total	11,078,698	—	$257,506,463.00	$33,424.33

(1)            Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.00001 per share (“Common Stock”), of Lemonade, Inc. (the “Company”) that become issuable under the Company’s 2020 Incentive Award Plan (the “2020 Plan”), the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) and the Company’s Amended and Restated 2015 Incentive Share Option Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)            Represents 3,750,000 shares of Common Stock reserved for issuance under the 2020 Plan. The number of shares of Common Stock reserved for issuance under the 2020 Plan will automatically increase on January 1 of each calendar year from January 1, 2021 through January 1, 2030, by that number of shares of Common Stock equal to the lesser of (i) 5% of the shares of all of the classes of the Company’s common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares of Common Stock as determined by the board of directors of the Company.

(3)            Represents 1,000,000 shares of Common Stock reserved for issuance under the 2020 ESPP. The number of shares of Common Stock reserved for issuance under the Company’s 2020 ESPP will automatically increase on January 1 of each calendar year from January 1, 2021 through January 1, 2030, by that number of shares of Common Stock equal to the lesser of (A) 1,000,000 shares of Common Stock, (B) 1% of the shares of all of the Company’s classes of common stock outstanding on the final day of the immediately preceding calendar year and (C) such smaller number of shares of Common Stock as determined by the board of directors of the Company.

(4)            Represents 4,575,020 shares of Common Stock reserved for issuance under the 2015 Plan.

(5)           Represents 1,753,678 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2015 Plan.

(6)            Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Common Stock ($29.00 per share).

(7)            Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the weighted-average exercise price of previously granted stock options that remain outstanding under the 2015 Plan ($29.00 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)	The Company’s prospectus filed with the Commission on July 2, 2020, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-239007);
(2)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated July 2, 2020 (File No. 001-39367) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement.  Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation contains a provision which eliminates directors’ personal liability as set forth above.

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide in effect that the Company shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

The right to indemnification conferred by the Company’s amended and restated certificate of incorporation and amended and restated bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Company’s amended and restated certificate of incorporation, amended and restated bylaws, or otherwise.

In addition, the Company has entered into indemnification agreements with each of its directors and certain of its officers. These agreements require the Company to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.

The Company has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. See Exhibit Index below.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Index
4.1	Form of Restated Certificate of Incorporation of Lemonade, Inc., to be effective immediately prior to the completion of the initial public offering (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement (File No. 333-239007), filed on June 23, 2020 with the Commission)

4.2	Form of Restated Bylaws of Lemonade, Inc., to be effective immediately prior to the completion of the initial public offering (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement (File No. 333-239007), filed on June 23, 2020 with the Commission)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

99.1	Lemonade, Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement (File No. 333-239007), filed on June 23, 2020 with the Commission).

99.2	Lemonade, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement (File No. 333-239007), filed on June 23, 2020 with the Commission).

99.3	Lemonade, Inc. Amended and Restated 2015 Incentive Share Option Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement (File No. 333-239007), filed on June 8, 2020 with the Commission).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 2, 2020.

LEMONADE, INC.

By	/s/ Daniel Schreiber
Daniel Schreiber
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Registrant’s Chief Executive Officer and Chief Financial Officer (currently Daniel Schreiber and Tim Bixby, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Schreiber	Chief Executive Officer (Principal Executive Officer) and Director	July 2, 2020
Daniel Schreiber

/s/ Tim Bixby	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2020
Tim Bixby

/s/ Shai Wininger	President, Chief Operating Officer, Secretary and Director	July 2, 2020
Shai Wininger

/s/ Joel Cutler	Director	July 2, 2020
Joel Cutler

/s/ Michael Eisenberg	Director	July 2, 2020
Michael Eisenberg

/s/ G. Thompson Hutton	Director	July 2, 2020
G. Thompson Hutton

/s/ Mwashuma Nyatta	Director	July 2, 2020
Mwashuma Nyatta

/s/ Haim Sadger	Director	July 2, 2020
Haim Sadger

/s/ Caryn Seidman-Becker	Director	July 2, 2020
Caryn Seidman-Becker